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                                                                   EXHIBIT 10.18

                           [ORTHALLIANCE LETTERHEAD]

June 16, 1999

Mr. James C. Wilson
2115 Camino Rey
Fullerton, CA  92833

Dear Jim:

I am pleased to formalize and present the following employment offer for the position of Senior Vice President and Chief Financial Officer of OrthAlliance, Inc. ("Company") reporting to me:

COMPENSATION:

o       Base Salary of $14,583 per month.

o Bonus of up to 40% of base salary, subject to achievement of objectives established by the Board of Directors of the Company.

STOCK OPTIONS:

o A stock option grant for 75,000 shares of common stock of Company will be granted on the first date of your employment. Vesting will be 20% on such date of grant and 20% on each anniversary of such date.

COMPANY BENEFITS:

o Participation in all benefits made generally available to Company employees from time to time, subject to eligibility requirements.

o       The Company currently provides medical and dental insurance.

o       You will be eligible for three (3) weeks of vacation per year.

o If your employment is terminated by the Company for any reason other than: (i) for cause or (ii) within twelve (12) months following a change of control, then in exchange for a general release, you will be entitled to severance pay equal to six (6) months of your base salary.

o In the event that your employment is involuntarily terminated by the Company without cause within twelve (12) months following a change of control, the terms set forth in the attached Exhibit A shall apply instead of the terms contained in the preceding bullet point.

o       Exhibit B is attached hereto and incorporated herein.

ESTIMATED START DATE:

o       On or before July 19, 1999.

It is the policy of the Company that all employment is for an unspecified period, and may be discontinued at will by you or the Company, at any time and for any reason, with or without cause. If these terms are acceptable, please sign in the space provided below and return one copy of this letter to me.

I am very excited about the opportunity to work with you. Please feel free to call me with any questions.

Sincerely,

/s/ SAM WESTOVER
Sam Westover
President and CEO

Agreed: /s/ JAMES C. WILSON                       Date: June 18, 1999
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                                    EXHIBIT A


CHANGE OF CONTROL TERMINATION PAYMENT.

(a)     Termination Payment.

        (i) Amount. Notwithstanding anything to the contrary contained in
Section 1 hereof, in the event James C. Wilson's ("Employee") employment with the Company is involuntarily terminated by the Company without cause within the twelve month period following a Change Of Control (as defined in subsection (b) hereof), in exchange for a general release, the Company will pay Employee a lump sum payment (the "Termination Payment") in cash equal to three (3) times the sum of the items in the following subsections (I) and (II):

                (I) Employee's annual base compensation determined by reference to his base salary in effect immediately prior to the Change Of Control; and

                (II) the maximum bonus that Employee could receive under any management incentive bonus plan of the Company for the year in which the Change Of Control occurs.

        The Termination Payment will also include the following:

                (III) Employee's base salary accrued but unpaid from the last payment date to the date of termination;

                (IV) expense reimbursement for expenses incurred in the performance of his duties hereunder prior to the termination of his employment with the Company;

                (V) any other benefit accrued but unpaid as of the date of such termination; and

                (VI) the estimated cost to Employee of obtaining medical insurance coverage for a period of eighteen months; provided that such coverage will be substantially similar to the coverage provided to Employee by Company immediately prior to the Change Of Control; and provided further that this subsection (a)(i)(VI) will be applied without regard to, and the amount payable under this subsection (a)(i)(VI) is in addition to, any continuation (COBRA) rights or conversion rights under any plan provided by Company, which rights are not affected by any provision hereof.

        (ii) Time for Payment; Interest. The Company will pay the Termination Payment to Employee concurrent with Employee's termination of employment. Company's obligation to pay to Employee any amounts under this Exhibit A, including without limitation the Termination Payment and any Gross Up Payment due under subsection (c), will bear interest at the maximum rate allowed by law until paid by Company, and all accrued and unpaid interest will bear interest at the same rate, all of which interest will be compounded daily.


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        (b) Change Of Control. A Change Of Control will be deemed to have occurred for purposes hereof (i) when a change of stock ownership of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any successor Item of a similar nature has occurred; or (ii) upon the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Section 14(d)(2) of the Exchange Act) of securities of the Company representing 33 % or more of the combined voting power of the Company's then outstanding securities; or (iii) a change during any period of two consecutive years of a majority of the members of the Board of Directors of the Company for any reason, unless the election, or the nomination for election by the Company's shareholders, of each director was approved by a vote of a majority of the directors then still in office who were directors at the beginning of the period; provided that a Change Of Control will not be deemed to have occurred for purposes hereof with respect to any person meeting the requirements of clauses (i) and (ii) of Rule 13d-l(b)(1) promulgated under the Securities Exchange Act of 1934, as amended.

        (c) Gross Up Payment.

        (i) Excess Parachute Payment. If Employee incurs the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code, the Company will pay to Employee an amount (the "Gross Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the excess parachute payment and any federal, state and local income tax (together with penalties and interest) and Excise Tax upon the payment provided for by this subsection (c)(i), will be equal to the amount of the excess parachute payment.

        (ii) Applicable Rates. For purposes of determining the amount of the Gross Up Payment, Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Employee's residence on the date of his termination of employment, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

        (iii) Determination of Gross Up Payment Amount. The determination of whether the Excise Tax is payable and the amount thereof will be based upon the opinion of tax counsel selected by Employee. If such opinion is not finally accepted by the Internal Revenue Service (or state and local taxing authorities), then appropriate adjustments to the Excise Tax will be computed and additional Gross Up Payments will be made in the manner provided by this subsection (c).

        (iv) Time For Payment. The Company will pay the estimated amount of the Gross Up Payment in cash to Employee concurrent with Employee's termination of employment. Employee and the Company agree to reasonably cooperate in the determination of the actual amount of the Gross Up Payment. Further, Employee and the Company agree to make such adjustments to the estimated amount of the Gross Up Payment as may be necessary to equal the actual amount of the Gross Up Payment, which in the case of Employee will refer to refunds of prior overpayments and in the case of the Company will refer to makeup of prior underpayments.


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        (d) Arbitration. Any controversy or claim arising out of or relating to this Exhibit A, or the breach thereof, will be settled exclusively by arbitration in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in, and enforced by, any court having jurisdiction thereof.

        (e) No Right To Continued Employment. This Exhibit A will not give Employee any right of continued employment or any right to compensation or benefits from the Company except the rights specifically stated herein.

        (f) Exercise of Stock Options. Employee's options to purchase the Company's Common Stock will vest completely and become immediately exercisable upon a Change Of Control and will remain exercisable for the greater of 90 days or the time period specified in the applicable option plan or option agreement.


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                                    EXHIBIT B


        Section 1. CONFIDENTIAL INFORMATION. James C. Wilson ("Employee") recognizes and acknowledges that certain assets of the Company and its affiliates, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special and unique assets of Company and its affiliates. Employee will not, during or after his term of employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or Employee, Employee will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with him any documents or data of any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

        Section 2. NONCOMPETITION. Until two years after termination of Employee's employment hereunder, Employee will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which
(A) relate to the acquisition, consolidation, management of or consultation with orthodontic and pediatric practices (the "Designated Industry") and (B) were either conducted by the Company prior to Employee's termination or proposed to be conducted by the Company at the time of such termination, (ii) divert to any competitor of the Company in the Designated Industry any customer of the Company, or (iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated Industry. The parties hereto acknowledge that Employee's noncompetition obligations hereunder will not preclude Employee from owning less than 2 % of the common stock of any publicly traded corporation conducting business activities in the Designated Industry. Employee will continue to be bound by the provisions of this Section 2 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 2 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 2 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this
Section 2 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.



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